EXHIBIT 10.3

PLAZA TRUST
c/o Royal Bank of Canada
200 Bay Street, Royal Bank Plaza
2nd Floor, North Tower
Toronto, ON, M5J 2W7

May 20, 2020

First Insurance Funding of Canada Inc.

c/o Wintrust Financial Corporation

9700 West Higgins Road, Suite 800

Rosemont, IL 60018
Attention:    Mr. David Dykstra, Vice Chairman and Chief Operating Officer
Dear Sirs:
Receivables Purchase Agreement dated as of December 16, 2014 as amended by amending agreements dated December 15, 2015, September 9, 2016, December 15, 2017, June 29, 2018, February 15, 2019, May 27, 2019, January 15, 2020 and May 20, 2020 (as amended, supplemented, modified, restated or replaced from time to time, the “RPA”) between First Insurance Funding of Canada Inc. (the “Seller”) and Plaza Trust (the “Purchaser”)
All capitalized terms used but not defined herein shall have the meanings given to them in the RPA. This letter agreement is the Fee Letter under the RPA and replaces the fee letter dated January 15, 2020. For good and valuable consideration, the Seller and the Purchaser hereby agree as follows:

1.
Funding Cost Rate. The “Funding Cost Rate” in respect of each day during a Settlement Period shall be the weighted average (weighted based on the relative portions of the Aggregate Net Investment funded) of the following rates:

(a)	with respect to that portion of the Aggregate Net Investment funded in a multi-seller conduit through the issuance of Commercial Paper, a rate equal to the CP Rate plus 0.82%;

(b)	with respect to that portion of the Aggregate Net Investment funded in a multi-seller conduit other than through the issuance of Commercial Paper, a rate equal to the Prime Rate; and

(c)	with respect to that portion of the Aggregate Net Investment funded not in a multi-seller conduit, a rate equal to CDOR on such day plus 1.00%;
provided, on each day where a Termination Event has occurred and is continuing, the Funding Cost Rate will be the Prime Rate plus 2.00% per annum.

2.
CDOR. For the purposes of paragraph 1(c) above, “CDOR” means, on any day the average rate which appears on the display designated as page “CDOR” for a one month period on the Reuters Monitor Money Rate Service (or such other page as may replace page “CDOR” on that service for the purpose of displaying bankers’ acceptance rates or as may be used to display average rates, any such replacement page to be acceptable to the Purchaser, acting reasonably) at or about 10:30 a.m. (Toronto time), or so soon thereafter as is practicable, on such day (or the prior Business Day if such day is not a Business Day), as determined by the Purchaser and reported to the Seller. If such average rate does not appear on such page, but such rates for particular financial institutions appear on such page unaveraged, the rate shall be determined on such day (or the prior Business Day if such day is not a Business Day) using such rates displayed on such page in the same manner as such average rate currently is determined on such page. If such rate or rates do not appear on such page, the rate shall be the bid rate quoted by the principal Toronto office of RBC as of 10:30 a.m. (Toronto time) on such day (or the prior Business Day if such day is not a Business Day) for the purchase of one month bankers’ acceptances issued by it.

3.
CP Rate. For the purposes of 1(a) above, “CP Rate” means, for each day during a Settlement Period, the weighted average annual rate of interest applicable to all Commercial Paper (other than subordinated Commercial Paper) outstanding during such Settlement Period; provided that (x) any such Commercial Paper may be issued in either United States dollars or Canadian dollars with the appropriate market rate currency swap agreements being entered into to match such issuance to the funding requirements of the Purchaser, and (y) the weighted average annual rate of interest at which such Commercial Paper is issued in respect of each day during a Settlement Period shall reflect any costs incurred by the Purchaser in connection with any such market rate currency swap agreements and any cost amounts payable to holders of such Commercial Paper in connection with any redemptions or repurchases of such Commercial Paper.

4.
Notice. The Purchaser shall provide to the Seller at least 1 Business Day before each Reporting Date, a report as to the Funding Cost Rate and the Funding Costs in respect of the related Settlement Period. For the purposes of preparing such report and completing the settlements on the related Settlement Date, the Purchaser will assume that the Funding Cost Rate remains constant during the period from the day of delivery of such report to the last day of the related Settlement Period (a “stub period”). To the extent the actual Funding Cost Rate for each day during a stub period is different than the assumed Funding Cost Rate during the stub period, an appropriate adjustment to the Funding Costs for the following Settlement Period will be made, the details of which will be included in the report under this section 4 for that Settlement Period.

5.
Non-Utilization Fee. The Seller shall pay to the Purchaser on each Settlement Date a non-utilization fee equal to the sum of the amounts calculated for each day during the Settlement Period ending immediately prior to such Settlement Date which is equal to (x) 0.375%, multiplied by (y) the amount, if any, by which the Facility Limit exceeds the Aggregate Net Investment on such day and divided by (z) 365.

6.	Renewal Fee. The Seller shall pay to the Agent, for its sole account, on the date hereof, a fully-earned and non-refundable renewal fee equal to $100,000.
This Fee Letter shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This Fee Letter may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement. This Fee Letter may be executed and delivered by facsimile or other electronic transmission of a manually signed counterpart.
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Yours truly,

CIBC MELLON TRUST COMPANY, in its capacity as trustee of PLAZA TRUST, by its Financial Services Agent, ROYAL BANK OF CANADA
By:	/s/Nur Khan
Name: Nur Khan
Title: Authorized Signatory

By:	/s/Ian Benaiah
Name: Ian Benaiah
Title: Authorized Signatory

Agreed and accepted to by the undersigned as of the 20th day of May, 2020.

FIRST INSURANCE FUNDING OF CANADA INC.
By:	/s/John Martin
Name: John Martin
Title: SVP Finance

By:	/s/Stuart Bruce
Name: Stuart Bruce
Title: CEO